Exhibit 10.4

GUARANTEE AND COLLATERAL AGREEMENT

(U.S. Entities)

Dated as of August 6, 2014,

made by

RIGHTSIDE GROUP, LTD.,

and the other Grantors referred to herein,

in favor of

OBSIDIAN AGENCY SERVICES, INC.,
as Collateral Agent

i

(Continued)

(Continued)

Page

8.10 Integration	33
8.11 GOVERNING LAW	33
8.12 WAIVER OF JURY TRIAL	33
8.13 Jurisdiction; Consent to Service of Process	33
8.14 Acknowledgements	34
8.15 Additional Grantors	34
8.16 Releases	34

(Continued)

SCHEDULES TO DISCLOSURE LETTER

Schedule 1                                     Notice Addresses
Schedule 2                                     Investment Property
Schedule 3                                     Perfection Matters
Schedule 4                                     Jurisdictions of Organization and Chief Executive Offices, etc.
Schedule 5                                     Equipment and Inventory Locations
Schedule 6                                     Intellectual Property
Schedule 7                                     Letter-of-Credit Rights
Schedule 8                                     Commercial Tort Claims

ANNEXES

Annex 1                                                  Form of Assumption Agreement
Annex 2                                                  Form of Disclosure Letter Supplement

GUARANTEE AND COLLATERAL AGREEMENT

(U.S. Entities)

This GUARANTEE AND COLLATERAL AGREEMENT (U.S. Entities) (this “Agreement”), dated as of August 6, 2014, is made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, each a “Grantor” and, collectively, the “Grantors”), in favor of OBSIDIAN AGENCY SERVICES, INC., as Collateral Agent (in such capacity, the “Collateral Agent”) for the Secured Parties pursuant to that certain Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), by and among RIGHTSIDE GROUP, LTD., a Delaware corporation (the “U.S. Borrower”), UNITED TLD HOLDCO LTD., an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Cayman Borrower”, and together with the U.S. Borrower, the “Borrowers”), the Lenders and the Collateral Agent, as administrative agent and collateral agent for the Lenders.

INTRODUCTORY STATEMENTS

WHEREAS, the Loan Parties are members of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used (i) to finance, in part, the acquisition of new gTLDs, (ii) to pay fees and expenses incurred in connection with the Transactions and (iii) for general corporate purposes.;

WHEREAS, the Borrowers and the other Grantors are engaged in related businesses, and each Grantor derives substantial direct and indirect benefit from the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the Closing Date and the extension of credit under the Credit Agreement that the Grantors shall have executed and delivered this Agreement in favor of the Collateral Agent.

NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree as follows:

SECTION 1                            Defined Terms.Definitions.Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the respective meanings given to such terms in the Credit Agreement, and the following terms are used herein as defined in the UCC (and if defined in more than one Article of the UCC, shall have the meaning given in Article 9 thereof):  Certificated Security, Chattel Paper, Commercial Tort Claim, Commodity Account, Document, Equipment, Farm Products, Fixtures, General Intangible, Goods, Instrument, Inventory, Letter-of-Credit Rights, Money, Securities Account and Supporting Obligation.

(b)                                 The following terms shall have the following meanings:

“Accounts”:  all “accounts” (as defined in the UCC) of a Person, including, without limitation, accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.  Unless otherwise stated, the term “Account,” when used herein, shall mean an Account of a Borrower.

“Agreement”:  as defined in the preamble hereto.

“Books”:  all books, records and other written, electronic or other documentation in whatever form maintained now or hereafter by or for any Grantor in connection with the ownership of its assets or the conduct of its business or evidencing or containing information relating to the Collateral, including:  (a) ledgers; (b) records indicating, summarizing, or evidencing such Grantor’s assets (including Inventory and Rights to Payment), business operations or financial condition; (c) computer programs and software; (d) computer discs, tapes, files, manuals, spreadsheets; (e) computer printouts and output of whatever kind; (f) any other computer prepared or electronically stored, collected or reported information and equipment of any kind; and (g) any and all other rights now or hereafter arising out of any contract or agreement between such Grantor and any service bureau, computer or data processing company or other Person charged with preparing or maintaining any of such Grantor’s books or records or with credit reporting, including with regard to any of such Grantor’s Accounts.

“Borrower”:  as defined in the preamble hereto.

“Collateral”:  as defined in Section 3.1.

“Collateral Account”:  any collateral account established by the Collateral Agent as provided in Section 6.1 or 6.4.

“Commodity Exchange Act”:  the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“CFC”: a “controlled foreign corporation” as defined in the Code.

“Copyright License”:  any written agreement which (a) names a Grantor as licensor or licensee (including those listed on Schedule 6), and (b) grants any right under any Copyright to a Grantor, including any rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Copyrights”:  (a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, together with the underlying works of authorship (including titles), whether registered or unregistered and whether published or unpublished (including those listed on Schedule 6), all computer programs, computer databases, computer program flow diagrams, source codes, object codes and all tangible property embodying or incorporating any copyrights, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the USCRO, and (b) the right to obtain any renewals thereof.

“Encumbered Account”: as defined in the definition of “Excluded Assets”.

“Excluded Account”:  (i) any Deposit Account exclusively used for payroll, payroll taxes and other employee wage and benefits payments to or for the benefit of a Grantor’s employees and identified to the Collateral Agent as such.

“Excluded Assets”:  collectively,

(a)                                 any Collateral with respect to which the Collateral Agent has determined, in consultation with the applicable Borrower, that the costs of obtaining a security interest, pledge or perfection in such Collateral (including, but not limited to such actions under the laws of a jurisdiction outside of the United States) are excessive in relation to the benefits provided to the Collateral Agent by such security interest;

(b)                                 any leasehold interests of any Grantor;

(c)                                  any real property the fee to which is owned by any Grantor (i) located in the United States with a value of less than $2,500,000; and (ii) located in a jurisdiction outside of the United States;

(d)                                 any property to the extent that such grant of a security interest is prohibited by any Requirement of Law of a Governmental Authority or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is rendered ineffective under Section 9406, 9407, 9408 or 9409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity; provided, however, that such security interest shall attach immediately at such time as such Requirement of Law is not effective or applicable, or such prohibition, breach, default or termination is no longer applicable or is waived, and to the extent severable, shall attach immediately to any portion of the Collateral that does not result in such consequences;

(e)                                  motor vehicles and other equipment covered by certificates of title;

(f)                                   any Deposit Account or Securities Account encumbered by a lien permitted by Section 6.02(xi) of the Credit Agreement (an “Encumbered Account”);

(g)                                  any outstanding Equity Interests of a CFC in excess of 65% of the voting power of all classes of Equity Interests of such CFC entitled to vote;

(h)                                 any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(i)                                     any Equity Interests of DMIH Limited, a limited liability company organized under the laws of Ireland, which has been charged in favour of the Collateral Agent as security for the Secured Obligations pursuant to an Irish Law Share Charge;

(j)                                    any Equity Interest of AboutUs, Inc., a Delaware corporation (“AboutUs”), held by any Grantor, so long as such Equity Interest is subject to restrictions on transfer pursuant to (i) that certain Investors’ Rights Agreement among AboutUs and the Investors party thereto; (ii) that certain Right of First Refusal and Co-Sale Agreement among AboutUs and the Investors and Stockholders party thereto; and (iii) that certain Voting and Drag Along Agreement among AboutUs and the Investors and Stockholders party thereto, each dated as of November 26, 2008, and, in each case, as amended;

(k)                                 any Capital Stock of NameJet, LLC, a Delaware limited liability corporation, held by any Grantor, so long as such Capital Stock is subject to restrictions on transfer pursuant to that certain Limited Liability Company Operating Agreement, by and between Network Solutions, LLC and eNom, dated as of October 4, 2007; and

(l)                                     any Capital Stock of Afilias Limited, a limited liability company organized under the laws of Ireland (“Afilias”), held by any Grantor, so long as Afilias is not a Subsidiary of any Grantor;

provided, however, that any Proceeds, substitutions or replacements of any Excluded Assets shall not be Excluded Assets (unless such Proceeds, substitutions or replacements are otherwise, in and of themselves, Excluded Assets).

“Grantor”:  as defined in the preamble hereto.

“Guarantor”:  as defined in Section 2.1(a).

“Investment Account”:  any of a Securities Account, a Commodity Account or a Deposit Account.

“Investment Property”:  the collective reference to (a) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC (other than any voting Equity Interests or other ownership interests of a Material First-Tier Foreign Subsidiary excluded from the definition of “Pledged Stock”), and (b) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Collateral.

“Issuer”:  with respect to any Investment Property, the issuer of such Investment Property.

“Patent License”:  any written agreement which (a) names a Grantor as licensor or licensee and (b) grants to such Grantor any right under a Patent, including the right to manufacture, use or sell any invention covered in whole or in part by such Patent, including any such agreements referred to on Schedule 6.

“Patents”:  (a) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to on Schedule 6, (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to on Schedule 6, and (c) all rights to obtain any reissues or extensions of the foregoing.

“Pledged Collateral”:  (a) any and all Pledged Stock; (b) all other Investment Property of any Grantor; (c) all warrants, options or other rights entitling any Grantor to acquire any interest in Equity Interests or other securities of the direct or indirect Subsidiaries of such Grantor or of any other Person; (d) all Instruments; (e) all securities, property, interest, dividends and other payments and distributions issued as an addition to, in redemption of, in renewal or exchange for, in substitution or upon conversion of, or otherwise on account of, any of the foregoing; (f) all certificates and instruments now or hereafter representing or evidencing any of the foregoing; (g) all rights, interests and claims with respect to the foregoing, including under any and all related agreements, instruments and other documents; and (h) all cash and non-cash proceeds of any of the foregoing, in each case whether presently existing or owned or hereafter arising or acquired and wherever located, and as from time to time received or receivable by, or otherwise paid or distributed to or acquired by, any Grantor; provided that in no event shall Pledged Collateral include any Excluded Assets.

“Pledged Collateral Agreements”:  as defined in Section 5.18.

“Pledged Notes”:  all promissory notes listed on Schedule 2 and all other promissory notes issued to or held by any Grantor; provided that in no event shall Pledged Notes include any Excluded Assets.

“Pledged Stock”:  all of the issued and outstanding Equity Interests, whether certificated or uncertificated, of any Grantor’s direct Subsidiaries now or hereafter owned by any such Grantor and including the Equity Interests listed on Schedule 2 hereof (as amended or supplemented from time to time); provided that in no event shall Pledged Stock include any Excluded Assets.

“Proceeds”:  all “proceeds” as such term is defined in Section 9102(a)(64) of the UCC and, in any event, shall include, without limitation, all dividends or other income from any Investment Property constituting Collateral and all collections thereon or distributions or payments with respect thereto.

“Receivable”:  any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including any Account).

“Rights to Payment”:  any and all of any Grantor’s Accounts and any and all of any Grantor’s rights and claims to the payment or receipt of money or other forms of consideration of any kind in, to and under or with respect to its Chattel Paper, Documents, General Intangibles, Instruments, Investment Property, Letter-of-Credit Rights, Proceeds and Supporting Obligations.

“Secured Obligations”:  collectively, the “Obligations”, as such term is defined in the Credit Agreement, of each Borrower.

“Secured Parties”: (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent, (d) the other beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (e) the successors and assigns of each of the foregoing.

“Trademark License”:  any written agreement which (a) names a Grantor as licensor or licensee and (b) grants to such Grantor any right to use any Trademark, any such agreement referred to on Schedule 6.

“Trademarks”:  (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, Internet domain names and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the USPTO or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to on Schedule 6, and (b) the right to obtain all renewals thereof.

“USCRO”: the United States Copyright Office.

“USPTO”: the United States Patent and Trademark Office.

1.2                               Other Definitional Provisions.  The rules of interpretation set forth in Section 1.02 of the Credit Agreement are by this reference incorporated herein, mutatis mutandis, as if set forth herein in full.

SECTION 2                            Guarantee.

2.1                               Guarantee.

(a)                                 Each Grantor, other than the U.S. Borrower, who has executed this Agreement as of the date hereof, together with each Material Domestic Subsidiary of any

Grantor who accedes to this Agreement as a Grantor after the date hereof pursuant to Section 5.12 of the Credit Agreement (each a “Guarantor” and, collectively, the “Guarantors”), hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Collateral Agent for its benefit and the benefit of the other Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by each Borrower and the other Loan Parties when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations.  In furtherance of the foregoing, and without limiting the generality thereof, each Guarantor agrees as follows:

(i)                                     each Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Guarantor and shall not be contingent upon the Collateral Agent’s or any other Secured Party’s exercise or enforcement of any remedy it or they may have against any Borrower, any other Guarantor, any other Person, or all or any portion of the Collateral; and

(ii)                                  The Collateral Agent may enforce this guarantee notwithstanding the existence of any dispute between any Secured Party and any Borrower or any other Guarantor with respect to the existence of any Event of Default.

(b)                                 Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c)                                  Each Guarantor agrees that the Secured Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Collateral Agent or any other Secured Party hereunder.

(d)                                 The guarantee contained in this Section 2 shall remain in full force and effect until the Discharge of Obligations, notwithstanding that from time to time during the term of the Credit Agreement the outstanding amount of the Secured Obligations may be zero.

(e)                                  No payment made by any Borrower, any Guarantor, any other guarantor or any other Person or received or collected by the Collateral Agent or any other Secured Party from any Borrower, any Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Secured Obligations or any payment received or collected from such Guarantor in respect of the Secured Obligations), remain liable for the Secured Obligations up to the maximum liability of such Guarantor hereunder until the Discharge of Obligations.

2.2                               Right of Contribution.  If in connection with any payment made by any Guarantor hereunder any rights of contribution arise in favor of such Guarantor against one or more other Guarantors, such rights of contribution shall be subject to the terms and conditions of

Section 2.3.  The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Collateral Agent, and each Guarantor shall remain liable to the Collateral Agent for the full amount guaranteed by such Guarantor hereunder.

2.3                               No Subrogation.  Notwithstanding any payment made by any Guarantor hereunder or any setoff or application of funds of any Guarantor by the Collateral Agent, no Guarantor shall be entitled to be subrogated to any of the rights of the Collateral Agent against any Borrower or any other Guarantor or any Collateral or guarantee or right of offset held by the Collateral Agent for the payment of the Secured Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, in each case, until the Discharge of Obligations.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Discharge of Obligations, such amount shall be held by such Guarantor in trust for the Collateral Agent, shall be segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be applied in such order as set forth in Section 6.5 hereof irrespective of the occurrence or the continuance of any Event of Default.

2.4                               Amendments, etc. with respect to the Secured Obligations.  Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Secured Obligations made by the Collateral Agent may be rescinded by the Collateral Agent and any of the Secured Obligations continued, and the Secured Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent, and the Credit Agreement, the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, the Collateral Agent may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Collateral Agent for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released.  The Collateral Agent shall not have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5                               Guarantee Absolute and Unconditional; Guarantor Waivers; Guarantor Consents.  Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Secured Obligations and notice of or proof of reliance by the Collateral Agent upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Secured Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between any Borrower and any of the Guarantors on the one hand, and the Collateral Agent or any other Secured Party, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2.  Each Guarantor further waives:

(a)                                 diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Borrower or any of the other Guarantors with respect to the Secured Obligations;

(b)                                 any right to require the Collateral Agent or any other Secured Party to marshal assets in favor of any Borrower, such Guarantor, any other Guarantor or any other Person, to proceed against any Borrower, any other Guarantor or any other Person, to proceed against or exhaust any of the Collateral, to give notice of the terms, time and place of any public or private sale of personal property security constituting the Collateral or other collateral for the Secured Obligations or to comply with any other provisions of Section 9611 of the UCC (or any equivalent provision of any other applicable law) or to pursue any other right, remedy, power or privilege of the Collateral Agent or any other Secured Party whatsoever;

(c)                                  the defense of the statute of limitations in any action hereunder or for the collection or performance of the Secured Obligations;

(d)                                 any defense arising by reason of any lack of corporate or other authority or any other defense of any Borrower, such Guarantor or any other Person;

(e)                                  any defense based upon the Collateral Agent’s or any other Secured Party’s errors or omissions in the administration of the Secured Obligations;

(f)                                   any rights to setoffs and counterclaims;

(g)                                  any defense based upon an election of remedies (including, if available, an election to proceed by nonjudicial foreclosure) which destroys or impairs the subrogation rights of such Guarantor or the right of such Guarantor to proceed against any Borrower or any other obligor of the Secured Obligations for reimbursement;

(h)                                 the benefit of California Civil Code Section 2815 permitting the revocation of this Agreement as to future transactions and the benefit of California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899 and 1432 with respect to certain suretyship defenses; and

(i)                                     without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law that limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement.

Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Secured Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent, (ii) any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower or any other Person against the Collateral Agent or any other Secured Party, (iii) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower and the Guarantors for the Secured Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance, (iv) any Insolvency Proceeding with respect to any Borrower, any Guarantor or any other Person, (v) any merger, acquisition, consolidation or change in structure of any Borrower, any Guarantor or any other Person, or any sale, lease, transfer or other disposition of any or all of the assets or Voting Stock of any Borrower, any Guarantor or any other Person, (vi) any assignment or other transfer, in whole or in part, of the Collateral Agent’s interests in and rights under this Agreement or the other Loan Documents, including the Collateral Agent’s or any other Secured Party’s right to receive payment of the Secured Obligations, or any assignment or other transfer, in whole or in part, of the Collateral Agent’s or any other Secured Party’s interests in and to any of the Collateral, (vii) the Collateral Agent’s or any other Secured Party’s vote, claim, distribution, election, acceptance, action or inaction in any Insolvency Proceeding related to any of the Secured Obligations, and (viii) any other guaranty, whether by such Guarantor or any other Person, of all or any part of the Secured Obligations or any other indebtedness, obligations or liabilities of any Guarantor to the Collateral Agent or any other Secured Party.

When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent may, but shall be under no obligation to make a similar demand on or otherwise pursue such rights and remedies as it may have against the applicable Borrower(s), any other Guarantor or any other Person or against any collateral security or guarantee for the Secured Obligations or any right of offset with respect thereto.  Any failure by the Collateral Agent to make any such demand, to pursue such other rights or remedies or to collect any payments from the applicable Borrower(s), any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Each Guarantor further unconditionally consents and agrees that, without notice to or further assent from any Guarantor:  (a) the principal amount of the Secured Obligations may be increased or decreased and additional indebtedness or obligations of any Borrower or any other Persons under the Loan Documents may be incurred, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise; (b) the time, manner, place or terms of any payment under any Loan Document may be extended or changed, including by an increase or decrease in the interest rate on any Secured Obligation or any fee or other amount payable under such Loan Document, by an amendment, modification or renewal of any Loan Document or otherwise; (c) the time for any Borrower’s (or any other Loan Party’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as the Collateral Agent may deem proper; (d) in addition to the Collateral, the Collateral Agent may take and hold other security (legal or equitable) of any kind, at any time, as collateral for the Secured Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof; (e) the Collateral Agent may discharge or release, in whole or in part, any other Guarantor or any other Loan Party or other Person liable for the payment and performance of all or any part of the Secured Obligations, and may permit or consent to any such action or any result of such action, and shall not be obligated to demand or enforce payment upon any of the Collateral, nor shall the Collateral Agent or any other Secured Party be liable to any Guarantor for any failure to collect or enforce payment or performance of the Secured Obligations from any Person or to realize upon the Collateral; and (f) the Collateral Agent may request and accept other guaranties of the Secured Obligations and any other indebtedness, obligations or liabilities of any Borrower or any other Loan Party to the Collateral Agent and may, from time to time, in whole or in part, surrender, release, subordinate, modify, waive, rescind, compromise or extend any such guaranty and may permit or consent to any such action or the result of any such action; in each case of (a) through (f), as the Collateral Agent may deem advisable, and without impairing, abridging, releasing or affecting this Agreement.

Each Guarantor acknowledges that all or any portion of the Secured Obligations may now or hereafter be secured by a Lien or Liens upon real property owned or leased by any Borrower or any Guarantor and evidenced by certain documents including, without limitation, deeds of trust and assignments of rents. The Collateral Agent may, pursuant to the terms of said real property security documents and applicable law, foreclose under all or any portion of one or more of said Liens by means of judicial or nonjudicial sale or sales.  Each Guarantor agrees that the Collateral Agent may exercise whatever rights and remedies it may have with respect to said real property security, all without affecting the liability of any Guarantor hereunder, except to the extent the Collateral Agent realizes payment by such action or proceeding.  No election to proceed in one form of action or against any party, or on any obligation shall constitute a waiver of the Collateral Agent’s or any other Secured Party’s right to proceed in any other form of action or against any Guarantor or any other Person, or diminish the liability of any Guarantor, or affect the right of the Collateral Agent or any other Secured Party to proceed against any Guarantor for any deficiency, except to the extent the Collateral Agent or such other Secured Party realizes payment by such action, notwithstanding the effect of such action upon any Guarantor’s rights of subrogation, reimbursement or indemnity, if any, against any Borrower, any other Guarantor or any other Person.  Without limiting the generality of the foregoing, each Guarantor expressly waives all rights, benefits and defenses, if any, applicable or available to such Guarantor under either California Code of Civil Procedure Sections 580a or 726, which provide, among other things, that the amount of any deficiency judgment which may be recovered following either a judicial or nonjudicial foreclosure sale is limited to the difference between the amount of any Indebtedness owed and the greater of the fair value of the security or the amount for which the security was actually sold.  Without limiting the generality of the foregoing, each Guarantor further expressly waives all rights, benefits and defenses, if any, applicable or available to such Guarantor under either California Code of Civil Procedure Sections 580b, providing that no deficiency may be recovered on a real property purchase money obligation, or 580d, providing that no deficiency may be recovered on a note secured by a deed of trust on real property if the real property is sold under a power of sale contained in the deed of trust.

2.6                               Reinstatement.  The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any such Guarantor or any substantial part of its respective property, or otherwise, all as though such payments had not been made.

2.7                               Payments.  Each Guarantor hereby guarantees that payments hereunder will be paid to the Collateral Agent without setoff or counterclaim in Dollars at the applicable Funding Office.

SECTION 3                            GRANT OF SECURITY INTEREST

3.1                               Grant of Security Interests.  Each Grantor hereby grants to the Collateral Agent, for its benefit and the benefit of the other Secured Parties, a security interest in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest and wherever located (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations:

(a)                                 all Accounts;

(b)                                 all Chattel Paper;

(c)                                  all Commercial Tort Claims;

(d)                                 all Deposit Accounts;

(e)                                  all Documents;

(f)                                   all Equipment;

(g)                                  all Fixtures;

(h)                                 all General Intangibles;

(i)                                     all Goods;

(j)                                    all Instruments;

(k)                                 all Intellectual Property;

(l)                                     all Inventory;

(m)                             all Investment Property (including all Pledged Collateral);

(n)                                 all Letter-of-Credit Rights;

(o)                                 all Money;

(p)                                 all Books and records pertaining to the Collateral;

(q)                                 all other property not otherwise described above; and

(r)                                    to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing.

Notwithstanding any of the other provisions of this Section 3, this Agreement shall not constitute a grant of a security interest in or attach to nor shall the term “Collateral” (including all individual items comprising Collateral) include any Excluded Assets.

3.2                               Grantors Remains Liable.  Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under any contracts, agreements and other documents included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent or any other Secured Party of any of the rights granted to the Collateral Agent or any other Secured Party hereunder shall not release any Grantor from any of its duties or obligations under any such contracts, agreements and other documents included in the Collateral, and (c) neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any such contracts, agreements and other documents included in the Collateral by reason of this Agreement, nor shall the Collateral Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Collateral hereunder.

3.3                               Perfection and Priority.

(a)                                 Financing Statements.  Pursuant to any applicable law, each Grantor authorizes the Collateral Agent (and its counsel and its agents) to file or record at any time and from time to time any financing statements and other filing or recording documents or instruments with respect to the Collateral and each Grantor shall execute and deliver to the Collateral Agent and each Grantor hereby authorizes the Collateral Agent (and its counsel and its agents) to file (with or without the signature of such Grantor) at any time and from time to time, all amendments to financing statements, continuation financing statements, termination statements, security agreements relating to the Intellectual Property, collateral assignments, fixture filings, and all other documents and instruments, in such form and in such offices as the Collateral Agent determines appropriate to perfect and continue perfected, maintain the priority of or provide notice of the Collateral Agent’s security interest in the Collateral under and to accomplish the purposes of this Agreement.  Each Grantor authorizes the Collateral Agent to use the collateral description “all personal property, whether now owned or hereafter acquired” or any other similar collateral description in any such financing statements.  Each Grantor hereby ratifies and authorizes the filing by the Collateral Agent (and its counsel and its agents) of any financing statement with respect to the Collateral made prior to the date hereof.

(b)                                 Filing of Financing Statements.  Each Grantor shall deliver to the Collateral Agent, from time to time, such completed UCC-1 financing statements, amendments to financing statements, continuation financing statements, and termination statements, as applicable, for filing or recording in the appropriate filing offices as may be reasonably requested by the Collateral Agent.

(c)                                  Transfer of Security Interest Other Than by Delivery.  If for any reason Pledged Collateral cannot be delivered to or for the account of the Collateral Agent as provided in Section 5.5(b), each applicable Grantor shall promptly take such other steps as may be necessary or as shall be reasonably requested from time to time by the Collateral Agent to effect a transfer of a perfected first priority (or, if the Revolving Loan Agreement remains outstanding, second priority) security interest, subject in the case of priority to Liens permitted under the Credit Agreement, in and pledge of the Pledged Collateral to the Collateral Agent pursuant to the UCC.  To the extent practicable (but subject to the terms of the Intercreditor Agreement), each such Grantor shall thereafter deliver the Pledged Collateral to or for the account of the Collateral Agent as provided in Section 5.5(b).

(d)                                 Intellectual Property.

(i)                                     Each Grantor shall, in addition to executing and delivering this Agreement, take such other action as may be necessary, or as the Collateral Agent may reasonably request, to perfect the Collateral Agent’s security interest in the Intellectual Property.

(ii)                                  Following the creation or other acquisition of any Intellectual Property by any Grantor after the date hereof which is registered or becomes registered or the subject of an application for registration with the USCRO or the USPTO or, in each case, any similar office or agency in any other country or political subdivision thereof, as applicable, such Grantor shall, in the timeframe set forth in Section 5.04(f) of the Credit Agreement for disclosure of such registered Intellectual Property, modify this Agreement by amending Schedule 6 to include any Intellectual Property which becomes part of the Collateral and which was not included on Schedule 6 as of the date hereof and record an amendment to the applicable Intellectual Property Security Agreement with the USCRO or the USPTO, as applicable, and take such other action as may be necessary, or as the Collateral Agent may reasonably request, to perfect the Collateral Agent’s security interest in such Intellectual Property; provided that Grantor shall not be required to file a Copyright security agreement with the USCRO against registered Copyrights in media content consisting of any articles and videos with an aggregate value of $25,000 or less and that no Grantor shall be required to file any intellectual property security agreement in any foreign jurisdiction unless such filing is reasonable in the discretion of the Collateral Agent given the value of the Collateral or revenue associated therewith.

(e)                                  Bailees.  Any Person (other than the Collateral Agent) at any time and from time to time holding all or any portion of the Collateral shall be deemed to, and shall, hold the Collateral as the agent of, and as pledge holder for, the Collateral Agent.  At any time and from time to time, the Collateral Agent may give notice to any such Person holding all or any portion of the Collateral that such Person is holding the Collateral as the agent and bailee of, and as pledge holder for, the Collateral Agent, and obtain such Person’s written acknowledgment thereof.  Without limiting the generality of the foregoing, each Grantor will join with the

Collateral Agent in notifying any Person who has possession of any Collateral (other than collateral out for repair or in transit in the ordinary course of business) in excess of $250,000 of the Collateral Agent’s security interest therein and shall use commercially reasonable efforts to obtain an acknowledgment from such Person that it is holding the Collateral for the benefit of the Collateral Agent.

(f)                                   Control.  To the extent required by the Loan Documents, each Grantor will cooperate with the Collateral Agent in obtaining “control” (as defined in the UCC) of Collateral consisting of any Deposit Accounts, Electronic Chattel Paper, Investment Property or Letter-of-Credit Rights, including delivery of control agreements, to perfect and continue perfected, maintain the priority of or provide notice of the Collateral Agent’s security interest in such Collateral.

(g)                                  Additional Subsidiaries.  In the event that any Grantor acquires rights in any Subsidiary (other than an Immaterial Subsidiary or Foreign Subsidiary which is not a Material First-Tier Foreign Subsidiary) after the date hereof, it shall deliver to the Collateral Agent a completed Disclosure Letter supplement, substantially in the form of Annex 2 (the “Disclosure Letter Supplement”), together with all schedules thereto, reflecting the pledge of the Equity Interests of such new Subsidiary (except to the extent such Equity Interests consists of Excluded Assets).  Notwithstanding the foregoing, it is understood and agreed that the security interest of the Collateral Agent shall attach to the Pledged Collateral (except to the extent such Pledge Collateral consists of Excluded Assets) related to such Subsidiary immediately upon any Grantor’s acquisition of rights therein and shall not be affected by the failure of any Grantor to deliver a Disclosure Letter Supplement.

SECTION 4                            REPRESENTATIONS AND WARRANTIES

In addition to the representations and warranties of the Grantors set forth in the Credit Agreement, and to induce the Collateral Agent to enter into the Credit Agreement and to make extensions of credit to the Borrowers thereunder, each Grantor hereby represents and warrants to the Collateral Agent that:

4.1                               Title; No Other Liens.  Except for the Liens permitted to exist on the Collateral by Section 6.02 of the Credit Agreement, such Grantor owns or has rights in each item of the Collateral in which a Lien is granted by it free and clear of any and all Liens and other claims of others.  No effective financing statement, fixture filing or other public notice with respect to all or any part of the Collateral is on file or of record or will be filed in any public office, except such as have been filed with respect to Liens permitted by the Credit Agreement.  For the avoidance of doubt, it is understood and agreed that each Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned or developed by such Grantor.  For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property.  Lender understands that any such licenses may be exclusive to the applicable licensees to the extent permitted under Section 6.05(vi) of the Credit Agreement, and such exclusivity provisions may limit the ability of Lender to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

4.2                               Perfected Liens.  The security interests granted to the Collateral Agent pursuant to this Agreement upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Collateral Agent in completed and duly (if applicable) executed form) (a) will constitute valid perfected security interests in all of the Collateral to the extent such security interest can be perfected by filing under the UCC or recordation in the applicable intellectual property registries, in each case, in favor of the Collateral Agent as collateral security for the Secured Obligations, enforceable in accordance with the terms hereof against any creditors of any Grantor and any Persons purporting to purchase any Collateral from any Grantor, and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens permitted by the Credit Agreement which have priority over the Liens of the Collateral Agent on the Collateral by operation of law, and in the case of Collateral other than Pledged Collateral, Liens permitted by Section 6.02 of the Credit Agreement.

4.3                               Jurisdiction of Organization; Chief Executive Office and Locations of Books.  On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business, as the case may be, are specified on Schedule 4.  On the date hereof, all locations where Books pertaining to the Rights to Payment of such Grantor are kept, including all equipment necessary for accessing such Books and the names and addresses of all service bureaus, computer or data processing companies and other Persons keeping any Books or collecting Rights to Payment for such Grantor, are set forth in Schedule 4.

4.4                               Inventory and Equipment.  On the date hereof (a) the Inventory and (b) the Equipment (other than mobile goods and Inventory and Equipment in an aggregate amount less than $200,000) are kept at the locations listed on Schedule 5.

4.5                               Farm Products.  None of the Collateral constitutes, or is the Proceeds of, Farm Products.

4.6                               Pledged Collateral.  (a) All of the Pledged Stock held by such Grantor has been duly and validly issued, and is fully paid and non-assessable, subject in the case of Pledged Stock constituting partnership interests or limited liability company membership interests to future assessments required under applicable law and any applicable partnership or operating agreement, (b) such Grantor is or, in the case of any such additional Pledged Collateral will be, the legal record and beneficial owner thereof, (c) in the case of Pledged Stock of a Subsidiary of such Grantor or Pledged Collateral of such Grantor constituting Instruments issued by a Subsidiary of such Grantor, there are no restrictions on the transferability of such Pledged Collateral or such additional Pledged Collateral to the Collateral Agent or with respect to the foreclosure, transfer or disposition thereof by the Collateral Agent, except as may be required in connection with the disposition of any Investment Property, by laws generally affecting the offer and sale of securities, (d) the Pledged Stock pledged by such Grantor constitute all of the issued and outstanding Equity Interests of each Issuer owned by such Grantor (except for Excluded Assets), and such Grantor owns no securities convertible into or exchangeable for any Equity Interests of any such Issuer that do not constitute Pledged Stock hereunder (except for Excluded Assets), (e) any and all Pledged Collateral Agreements which affect or relate to the voting or giving of written consents with respect to any of the Pledged Stock pledged by such Grantor have been disclosed to the Collateral Agent, and (f) as to each such Pledged Collateral Agreement relating to the Pledged Stock pledged by such Grantor, (i) to the best knowledge of such Grantor, such Pledged Collateral Agreement contains the entire agreement between the parties thereto with respect to the subject matter thereof and is in full force and effect in accordance with its terms, (ii) to the best knowledge of such Grantor party thereto, there exists no material violation or material default under any such Pledged Collateral Agreement by such Grantor or the other parties thereto, and (iii) such Grantor has not knowingly waived or released any of its material rights under or otherwise consented to a material departure from the terms and provisions of any such Pledged Collateral Agreement.

4.7                               Investment Accounts.

(a)                                 Schedule 2 sets forth under the headings “Securities Accounts” and “Commodity Accounts”, respectively, all of the Securities Accounts and Commodity Accounts in which such Grantor has an interest as of the date hereof.  Except as disclosed to the Collateral Agent, such Grantor is the sole entitlement holder of each such Securities Account and Commodity Account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Revolving Loan Lender and the Collateral Agent) having “control” (within the meanings of Sections 8106 and 9106 of the UCC) over, or any Person (other than the Revolving Loan Lender, the Collateral Agent or the securities intermediaries with whom such Securities Accounts are maintained) having any other interest in, any such Securities Account or Commodity Account or any securities or other property credited thereto;

(b)                                 Schedule 2 sets forth under the heading “Deposit Accounts” all of the Deposit Accounts in which such Grantor has an interest as of the date hereof and, except as otherwise disclosed to the Collateral Agent, such Grantor is the sole account holder of each such Deposit Account and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Revolving Loan Lender and the Collateral Agent) having either sole dominion and “control” (within the meaning of common law) or “control” (within the meaning of Section 9104 of the UCC) over, or any Person (other than the Revolving Loan Lender, the Collateral Agent or the banks with whom such Deposit Accounts are maintained) having any other interest in, any such Deposit Account or any money or other property deposited therein; and

(c)                                  In each case to the extent requested by the Collateral Agent and subject to Section 4.02 of the Credit Agreement, such Grantor has taken all actions necessary to:  (i) establish the Collateral Agent’s “control” (within the meanings of Sections 8106 and 9106 of the UCC) over any Certificated Securities (as defined in Section 9102 of the UCC); (ii) establish the Collateral Agent’s “control” (within the meanings of Sections 8106 and 9106 of the UCC) over any portion of the Investment Accounts constituting Securities Accounts other than Excluded Accounts, Commodity Accounts, Securities Entitlements or Uncertificated Securities (each as defined in Section 9102 of the UCC); (iii) establish the Collateral Agent’s “control” (within the meaning of Section 9104 of the UCC) over all Deposit Accounts other than Excluded Accounts; and (iv) deliver all Instruments (as defined in Section 9102 of the UCC) with a face value in excess of $100,000 individually to the Collateral Agent (or, subject to the terms of the Intercreditor Agreement, the Revolving Loan Lender) to the extent required hereunder.

4.8                               Receivable.  No amount payable to such Grantor under or in connection with any Receivable or other Right to Payment in excess of $100,000 is evidenced by any Instrument (other than checks, drafts or other Instruments that will be promptly deposited in an Investment Account) or Chattel Paper which has not been delivered to the Collateral Agent.  None of the account debtors or other obligors in respect of any Receivable in excess of $150,000 in the aggregate is the government of the United States or any agency or instrumentality thereof.

4.9                               Intellectual Property.  Schedule 6 lists all registrations and applications for Intellectual Property (including registered Copyrights, Patents, Trademarks and all applications therefor) as well as all Copyright Licenses, Patent Licenses and Trademark Licenses, in each case owned by such Grantor in its own name on the date hereof.  Except as set forth in Schedule 6, on the date hereof, none of the Intellectual Property material to the business of the Grantor is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

4.10                        Instruments.  No Person other than Grantor owns an interest in any Instruments (whether as joint holders, participants or otherwise) held by such Grantor.

4.11                        Letter-of-Credit Rights.  Such Grantor does not have any Letter-of-Credit Rights having a face value in excess of $200,000 individually except as set forth in Schedule 7 or as have been notified to the Collateral Agent in accordance with Section 5.5.

4.12                        Commercial Tort Claims.  Such Grantor does not have any Commercial Tort Claims with claimed damages in excess of $200,000 individually except as set forth in Schedule 8 or as have been notified to the Collateral Agent in accordance with Section 5.17.

SECTION 5                            COVENANTS

In addition to the covenants of the Grantors set forth in the Credit Agreement, each Grantor covenants and agrees with the Collateral Agent that, from and after the date of this Agreement until the Discharge of Obligations:

5.1                               Reserved.

5.2                               Maintenance of Perfected Security Interest; Further Documentation.

(a)                                 Such Grantor shall maintain the security interest of the Collateral Agent created by this Agreement as perfected security interest, to the extent required hereunder, having at least the priority described in Section 4.2 and shall defend such security interest against the claims and demands of all Persons whomsoever, subject to the Intercreditor Agreement, the rights of holders of Liens permitted by Section 6.02 of the Credit Agreement and the rights of such Grantor under the Loan Documents to dispose of the Collateral.

(b)                                 Such Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Collateral Agent may reasonably request, all in reasonable detail.

(c)                                  At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Investment Accounts, Letter-of-Credit Rights and any other relevant Collateral, taking any actions necessary to enable the Collateral Agent to obtain “control” (within the meaning of the UCC) with respect thereto to the extent required hereunder.

5.3                               Changes in Locations, Name, Etc.  Such Grantor will not, except upon 5 Business Days’ (or such shorter period as may be agreed to by the Collateral Agent) prior written notice to the Collateral Agent and delivery to the Collateral Agent of (a) all additional executed financing statements and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein, and (b) if applicable, a written supplement to Schedule 4 showing the relevant new jurisdiction of organization, location of chief executive office or sole place of business, or new name, as appropriate:

(i)                                     change its jurisdiction of organization, identification number from the jurisdiction of organization (if any) or the location of its chief executive office or sole place of business, as appropriate, from that referred to in Schedule 4; or

(ii)                                  change its legal name.

5.4                               Notices.  Such Grantor will advise the Collateral Agent promptly, in reasonable detail, upon obtaining actual knowledge of:

(a)                                 any Lien (other than Liens permitted under Section 6.02 of the Credit Agreement) on any of the Collateral; and

(b)                                 the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect on the aggregate value of the Collateral or on the security interests created hereby.

5.5                               Instruments; Investment Property.

(a)                                 Such Grantor will (i) immediately deliver to the Collateral Agent, or an agent designated by it, appropriately endorsed or accompanied by appropriate instruments of transfer or assignment, all Instruments, Documents, Chattel Paper and Certificated Securities with respect to any Investment Property (except the Certificated Securities of Immaterial Subsidiaries, which Grantors shall not be required to deliver to the Collateral Agent) held by such Grantor, all Letter-of-Credit Rights of such Grantor, and all other Rights to Payment held by such Grantor at any time evidenced by promissory notes, trade acceptances or other instruments, in each case with a face value in excess of $200,000 individually, for each such item of Collateral, and (ii) provide such notice, obtain such acknowledgments and take all such other action, with respect to any Chattel Paper, Documents and Letter-of-Credit Rights with a face value in excess of $200,000 individually held by such Grantor, as the Collateral Agent shall reasonably request.

(b)                                 If such Grantor shall become entitled to receive or shall receive any certificate (including any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Equity Interests of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any Pledged Collateral, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Collateral Agent, hold the same in trust for the Collateral Agent and deliver the same forthwith to the Collateral Agent (or, subject to the Intercreditor Agreement, the Revolving Loan Lender) in the exact form received, duly indorsed by such Grantor to the Collateral Agent (or, subject to the Intercreditor Agreement, the Revolving Loan Lender), if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor, to be held by the Collateral Agent (or the Revolving Loan Lender, as the case may be), subject to the terms hereof, as additional collateral security for the Secured Obligations; provided that in no event shall this Section 5.5(b) apply to any Excluded Assets.  Any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be paid over to the Collateral Agent to be held by it hereunder as additional collateral security for the Secured Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Secured Obligations.  If any sums of money or property so paid or distributed in respect of such Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Collateral Agent, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, hold such money or property in trust for the Collateral Agent, segregated from other funds of such Grantor, as additional collateral security for the Secured Obligations.

(c)                                  In the case of any Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Equity Interests issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 5.5(a) and (b) with respect to the Pledged Collateral issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Equity Interests issued by it.

5.6                               Securities Accounts; Deposit Accounts.

(a)                                 With respect to any Securities Account other than an Excluded Account or an Encumbered Account, such Grantor shall, subject to Section 4.02 of the Credit Agreement, cause any applicable securities intermediary maintaining such Securities Account to enter into an agreement in form and substance reasonably satisfactory to the Collateral Agent with respect to such Securities Account pursuant to which such securities intermediary shall agree to comply with the Collateral Agent’s “entitlement orders” without further consent by such Grantor, as requested by the Collateral Agent.

(b)                                 With respect to any Deposit Account other than an Excluded Account or an Encumbered Account, such Grantor shall, subject to Section 4.02 of the Credit Agreement, enter into and shall cause the depositary institution maintaining such account to enter into an agreement in form and substance reasonably satisfactory to the Collateral Agent pursuant to which such depositary institution shall agree to comply with the Collateral Agent’s instructions directing disposition of the funds in such Deposit Account without further consent by such Grantor in accordance with Section 9104 of the UCC.

(c)                                  The Collateral Agent agrees that it will only communicate instructions or “entitlement orders” with respect to the Deposit Accounts and Securities Accounts of the Grantors after the occurrence and during the continuance of an Event of Default.

(d)                                 Such Grantor shall provide the Collateral Agent 5 days prior written notice before establishing any new Deposit Account and of any new Securities Account established by such Grantor with respect to any Investment Property held by such Grantor.

5.7                               Intellectual Property.  In each case, except to the extent permitted by the Credit Agreement:

(a)                                 Such Grantor will and will use commercially reasonable efforts to cause its licensees and sublicensees to (i) continue to use each Trademark material to the business of such Grantor in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under each such Trademark, (iii) use each such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of any such Trademark unless the Collateral Agent shall obtain, to the extent available, a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not knowingly permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any such Trademark may become invalidated or impaired in any way.

(b)                                 Such Grantor will not do any act, or omit to do any act, whereby any Patent material to the business of such Grantor may become forfeited, abandoned or dedicated to the public.

(c)                                  Such Grantor will not (and will use commercially reasonable efforts to not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any Copyrights material to the business of such Grantor may become invalidated or otherwise impaired.  Such Grantor will not do any act whereby any material portion of such Copyrights may fall into the public domain.

(d)                                 Such Grantor will not and will use commercially reasonable efforts to not permit any licensee or sublicense to do any act that knowingly uses any Intellectual Property material to the business of such Grantor to infringe the intellectual property rights of any other Person.

(e)                                  Such Grantor will notify the Collateral Agent promptly if it knows, or has reason to know, that any application or registration relating to any Intellectual Property material to the business of such Grantor may become forfeited, abandoned or dedicated to the public, or of any material adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the USPTO, the USCRO or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

(f)                                   Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Patent or Trademark with the USPTO or of any Copyright with USCRO or, in each case, any similar office or agency in any other country or political subdivision thereof, such Grantor shall report (i) the initial application to and (ii) the corresponding grant, if any, of the Patent or Trademark from the USPTO or the Copyright from the USCRO or, in each case, any similar office or agency in any other country or political subdivision thereof, to the Collateral Agent, each within the time specified by Section 5.04(e) of the Credit Agreement.  Upon request of the Collateral Agent, other than in respect of Excluded Assets, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby; provided that no Grantor shall be required to file any intellectual property security agreement in any foreign jurisdiction unless such filing is reasonable in the discretion of the Collateral Agent given the value of the Collateral or revenue associated therewith.

(g)                                  Such Grantor will take all reasonable and necessary steps consistent with its current business practices, including, without limitation, in any proceeding before the USPTO, the USCRO or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each material application (and to obtain the relevant registration) and to maintain each registration of the Intellectual Property material to such Grantor’s business, including filing of applications for renewal, affidavits of use and affidavits of incontestability.

(h)                                 In the event that any Grantor learns that any Intellectual Property material to the business of such Grantor is infringed, misappropriated or diluted by a third party, such Grantor shall take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property.

5.8                               Defense of Collateral.  Grantors will appear in and defend any action, suit or proceeding which may affect to a material extent its title to, or right or interest in, or the Collateral Agent’s right or interest in, any material portion of the Collateral.

5.9                               Preservation of Collateral.  Grantors will do and perform all reasonable acts that may be necessary and appropriate to maintain, preserve and protect the Collateral.

5.10                        Compliance with Laws, Etc.  Such Grantor will comply in all material respects with all laws, regulations and ordinances, and all policies of insurance, relating in a material way to the possession, operation, maintenance and control of the Collateral.

5.11                        Location of Books and Chief Executive Office.  Such Grantor will:  (a) keep all Books pertaining to the Rights to Payment of such Grantor at the locations set forth in Schedule 4 or at such other locations within the U.S. (or, if reasonably agreed by the Collateral Agent, outside the U.S.) as may be disclosed in writing to the Collateral Agent pursuant to clause (b); and (b) give written notice to the Collateral Agent within 5 Business Days of any changes in any location where Books pertaining to the Rights to Payment of such Grantor are kept, including any change of name or address of any service bureau, computer or data processing company or other Person preparing or maintaining any such Books or collecting Rights to Payment for such Grantor.

5.12                        Location of Collateral.  Such Grantor will:  (a) keep the Collateral held by such Grantor at the locations set forth in Schedule 5 or at such other locations as may be disclosed in writing to the Collateral Agent pursuant to clause (b) and will not remove any such Collateral from such locations (other than in connection with sales of Inventory in the ordinary course of such Grantor’s business, the movement of Collateral as part of such Grantor’s supply chain, Collateral out for repair and in the ordinary course of such Grantor’s business, other dispositions permitted by Section 5.13 of this Agreement and Section 6.05 of the Credit Agreement and movements of Collateral from one disclosed location to another disclosed location within the United States), except upon written notice within 5 Business Days of any removal to the Collateral Agent; and (b) give the Collateral Agent written notice within 5 Business Days of any change in the locations set forth in Schedule 5.

5.13                        Disposition of Collateral.  Such Grantor will not surrender or lose possession of (other than to the Collateral Agent (or, subject to the Intercreditor Agreement, the Revolving Loan Lender)), sell, lease, rent, or otherwise dispose of or transfer any of the Collateral held by such Grantor or any right or interest therein, except to the extent permitted by the Loan Documents.

5.14                        Liens.  Such Grantor will keep the Collateral held by such Grantor free of all Liens except Liens permitted under Section 6.02 of the Credit Agreement.

5.15                        Expenses.  Such Grantor will pay all expenses of protecting, storing, warehousing, insuring, handling and shipping the Collateral held by such Grantor, to the extent the failure to pay any such expenses could reasonably be expected to materially and adversely affect the value of the Collateral.

5.16                        Reserved.

5.17                        Commercial Tort Claims.  Such Grantor will give the Collateral Agent prompt notice if such Grantor shall at any time hold or acquire any Commercial Tort Claim with claimed damages in excess of $200,000.

5.18                        Shareholder Agreements and Other Agreements.

(a)                                 Such Grantor shall comply in all material respects with all of its obligations under any shareholders agreement, operating agreement, partnership agreement, voting trust, proxy agreement or other agreement or understanding (collectively, the “Pledged Collateral Agreements”) to which it is a party and shall enforce all of its rights thereunder, except, with respect to any such Pledged Collateral Agreement relating to any Pledged Collateral issued by a Person other than a Subsidiary of a Grantor, to the extent the failure to enforce any such rights could reasonably be expected to materially and adversely affect the value of the Pledged Collateral to which any such Pledged Collateral Agreement relates.

(b)                                 Such Grantor agrees that no Pledged Stock (i) shall be dealt in or traded on any securities exchange or in any securities market, (ii) shall constitute an investment company security, or (iii) shall be held by such Grantor in a Securities Account.

(c)                                  Subject to the terms and conditions of the Credit Agreement, including Sections 6.02 and 6.05 thereof, such Grantor shall not vote to enable or take any other action to:  (i) amend or terminate, or waive compliance with any of the terms of, any such Pledged Collateral Agreement, certificate or articles of incorporation, bylaws or other organizational documents in any way that materially and adversely affects the validity, perfection or priority of the Collateral Agent’s security interest therein.

SECTION 6                            REMEDIAL PROVISIONS

Each Grantor covenants and agrees with the Collateral Agent that, from and after the date of this Agreement until the Discharge of Obligations:

6.1                               Certain Matters Relating to Receivables.

(a)                                 The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, and the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default.  If required by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within 2 Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in a Collateral Account over which the Collateral Agent has control, subject to withdrawal by the Collateral Agent only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor.  After the occurrence and during the continuance of an Event of Default, each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(b)                                 At the Collateral Agent’s request, after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

6.2                               Communications with Obligors; Grantors Remain Liable.

(a)                                 The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Receivables.

(b)                                 Upon the request of the Collateral Agent, at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Collateral Agent and that payments in respect thereof shall be made directly to the Collateral Agent.

(c)                                  Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto.  The Collateral Agent shall not have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent of any payment relating thereto, nor shall the Collateral Agent be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3                               Investment Property.

(a)                                 Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given written notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Collateral and all payments made in respect of the Pledged Notes to the extent not prohibited by the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property of such Grantor; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which would materially impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b)                                 If an Event of Default shall occur and be continuing and the Collateral Agent shall give written notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Collateral Agent shall have the right (A) to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property (including the Pledged Collateral) of any or all of the Grantors and make application thereof to the Secured Obligations in the order set forth in Section 6.5, and (B) to exchange uncertificated Pledged Collateral for certificated Pledged Collateral and to exchange certificated Pledged Collateral for certificates of larger or smaller denominations, for any purpose consistent with this Agreement (in each case to the extent such exchanges are permitted under the applicable Pledged Collateral Agreements or otherwise agreed upon by the Issuer of such Pledged Collateral), and (ii) each Grantor shall execute and deliver to the Collateral Agent appropriate instruments as the Collateral Agent may reasonably request in order to permit the Collateral Agent or its nominee to thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of any such Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of such Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c)                                  Each Grantor hereby authorizes and instructs each Issuer of any Pledged Collateral or Pledged Notes pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Collateral or, as applicable, the Pledged Notes directly to the Collateral Agent.

(d)                                 If an Event of Default shall have occurred and be continuing, the Collateral Agent shall have the right to apply the balance from any Deposit Account or instruct the bank at which any Deposit Account is maintained to pay the balance of any Deposit Account to or for the benefit of the Collateral Agent.

6.4                               Proceeds to be Turned Over To The Collateral Agent.  In addition to the rights of the Collateral Agent specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks, Cash Equivalents and other near-cash items shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent (or, subject to the terms of the Intercreditor Agreement, the Revolving Loan Lender) in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required).  All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account over which it maintains “control” (within the meaning of the UCC).  All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5                               Application of Proceeds.  If an Event of Default shall have occurred and be continuing, at any time at the Collateral Agent’s election, the Collateral Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, in payment of the Secured Obligations in accordance with Article VII of the Credit Agreement.

6.6                               Code and Other Remedies.  If an Event of Default shall occur and be continuing, the Collateral Agent or any other Secured Party may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC or any other applicable law.  Without limiting the generality of the foregoing, the Collateral Agent or any other Secured Party, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Collateral Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released.  Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere.  The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, in accordance with the provisions of Section 6.5, only after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent or any other Secured Party hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as is contemplated by Article VII of the Credit Agreement and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including Section 9615(a)(3) of the UCC, but only to the extent of the surplus, if any, owing to any Grantor.  To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Collateral Agent arising out of the exercise by any of them of any rights hereunder, except to the extent caused by the gross negligence or willful misconduct of the Collateral Agent or its agents.  If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.7                               Private Sales.

(a)                                 Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  Subject to its compliance with state securities laws applicable to private sales, the Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(b)                                 Each Grantor agrees to use commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any applicable Requirement of Law.  Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Collateral Agent and the other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

6.8                               Intellectual Property License.  Solely for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Section 6 and at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent an irrevocable, non-exclusive, worldwide license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense any Intellectual Property now owned or hereafter acquired by the Grantors.

6.9                               Deficiency.  Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and the fees and disbursements of any attorneys employed by the Collateral Agent to collect such deficiency.

SECTION 7                            THE COLLATERAL AGENT AS ATTORNEY-IN-FACT; DUTY; AUTHORITY

Each Grantor covenants and agrees with the Collateral Agent that:

7.1                               The Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a)                                 Subject to the last paragraph of this Section 7.1(a), each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i)                                     in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii)                                  in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)                               pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv)                              execute, in connection with any sale provided for in Section 6.6 or 6.7, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v)                                 (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (G) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and security interest therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b)                                 If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)                                  The expenses of the Collateral Agent or any other Secured Party incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any Term Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent in accordance with the Credit Agreement.

(d)                                 Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2                               Duty of The Collateral Agent.  The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account.  Neither the Collateral Agent nor any of its officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Collateral Agent to exercise any such powers.  The Collateral Agent shall be accountable only for amounts that the Collateral Agent actually receive as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

7.3                               Authority of The Collateral Agent.  The Collateral Agent shall act as the Collateral Agent for the Secured Parties under the Loan Documents for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations and shall be vested with such powers and discretion as are reasonably incidental thereto.  The Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent, shall be entitled to the benefits of all provisions of this Section 7.3 and Article IX of the Credit Agreement (as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.  Without limiting the generality of the foregoing, the Collateral Agent shall be further authorized on behalf of all the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time to take any action, or permit the any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document.

SECTION 8                            MISCELLANEOUS

8.1                               Amendments in Writing.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.08 of the Credit Agreement.

8.2                               Notices.  All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 9.01 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

8.3                               No Waiver by Course of Conduct; Cumulative Remedies.  The Collateral Agent shall not by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default, as applicable.  No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Collateral Agent of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4                               Enforcement Expenses; Indemnification.

(a)                                 Each Guarantor agrees to pay or reimburse the Collateral Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in collecting against such Guarantor under the guaranty contained in Section 2 of this Agreement or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including the fees and disbursements of counsel to the Collateral Agent.

(b)                                 Each Guarantor agrees to pay, and to save the Collateral Agent harmless from, any and all liabilities with respect to, or resulting from, any delay in paying any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)                                  Each Guarantor agrees to pay, and to save the Collateral Agent harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent any Borrower would be required to do so pursuant to the Credit Agreement.

(d)                                 The agreements in this Section 8.4 shall survive repayment of the Secured Obligations and any other amounts payable under the Credit Agreement and the other Loan Documents.

8.5                               Successors and Assigns.  This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Collateral Agent and its successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.

8.6                               Set Off.  Each Grantor hereby irrevocably authorizes the Collateral Agent and each of its Affiliates at any time and from time to time after the occurrence and during the continuance of an Event of Default, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Collateral Agent or such Affiliate to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Collateral Agent may elect, against and on account of the Secured Obligations and liabilities of such Grantor to the Collateral Agent hereunder and under the other Loan Documents and claims of every nature and description of the Collateral Agent against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Collateral Agent may elect, whether or not the Collateral Agent has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured.  The rights of the Collateral Agent under this Section 8.6 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Collateral Agent may have.

8.7                               Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile and/or electronic mail), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.8                               Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9                               Section Headings.  The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10                        Integration.  This Agreement and the other Loan Documents represent the agreement of the Grantors and the Collateral Agent with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent relative to the subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

8.11                        GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

8.12                        WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

8.13                        Jurisdiction; Consent to Service of Process.

(a)                                 Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America, sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Collateral Agent, the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Grantor or its properties in the courts of any jurisdiction.

(b)                                 Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this

Agreement or the other Loan Documents in any court located in the City of New York, Borough of Manhattan, or of the United States of America sitting in the Southern District of New York.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                                  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01 under the Credit Agreement.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

8.14                        Acknowledgements.  Each Grantor hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)                                 the Collateral Agent does not have any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Grantors and the Collateral Agent.

8.15                        Additional Grantors.  Each Subsidiary of a Grantor that is required to become a party to this Agreement pursuant to Section 5.12 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of (a) an Assumption Agreement in the form of Annex 1 hereto and (b) a Disclosure Letter Supplement in the form of Annex 2 hereto.

8.16                        Releases.

(a)                                 Upon the Discharge of Obligations, the Collateral shall be automatically released from the Liens in favor of the Collateral Agent created hereby and all rights to the Collateral shall revert to the applicable Grantor, this Agreement shall terminate with respect to the Collateral Agent, and all obligations (other than those expressly stated to survive such termination) of each Grantor to the Collateral Agent hereunder shall terminate, all without delivery of any instrument or performance of any act by any party.  At the sole expense of any Grantor following any such termination, the Collateral Agent shall deliver such documents as such Grantor shall reasonably request to evidence such termination and shall otherwise authorize the filing of such documents as the Grantors shall reasonably request to terminate its liens.

(b)                                 If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction not prohibited by Article VI of the Credit Agreement, the Liens granted herein in such Collateral shall be deemed to be automatically released and such Collateral shall automatically revert to the applicable Grantor with no further action on the part of any Person, and the Collateral Agent, at the request and sole expense of such Grantor, shall promptly execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral, as applicable.  At the request and sole expense of the applicable Borrower, a Guarantor shall be released from its obligations hereunder in the event that all the Equity Interests of such Guarantor shall be sold, transferred or otherwise disposed of to a Person other than a Grantor in a transaction not prohibited by Article VI of the Credit Agreement; provided that such Borrower shall have delivered to the Collateral Agent, at least 5 Business Days, or such shorter period as the Collateral Agent may agree, prior to the date of the proposed release, a written request for release identifying the relevant Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by such Borrower stating that such transaction is in compliance with terms and provisions of the Credit Agreement and the other Loan Documents.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT OR ANY OTHER SECURED PARTY WITH RESPECT TO ANY COLLATERAL ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.  IN THE EVENT OF ANY CONFLICT BETWEEN THE PROVISIONS OF THIS AGREEMENT AND THE PROVISIONS OF THE INTERCREDITOR AGREEMENT, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

GRANTORS:

RIGHTSIDE GROUP, LTD.

By:	/s/ Taryn Naidu

Name:	Taryn Naidu

Title:	CEO and President

RIGHTSIDE OPERATING CO.

By:	/s/ Taryn Naidu

Name:	Taryn Naidu

Title:	CEO and President

ENOM, INCORPORATED

By:	/s/ Taryn Naidu

Name:	Taryn Naidu

Title:	CEO and President

HOT MEDIA, INC.

By:	/s/ Matthew Delgado

Name:	Matthew Delgado

Title:	President

Signature Page 1 to Guarantee and Collateral Agreement

ACQUIRE THIS NAME, INC.

By:	/s/ Matthew Delgado

Name:	Matthew Delgado

Title:	President

Signature Page 2 to Guarantee and Collateral Agreement

COLLATERAL AGENT:

OBSIDIAN AGENCY SERVICES, INC.

By:	/s/ Howard Levkowitz

Name:	Howard Levkowitz

Title:	President

Signature Page 3 to Guarantee and Collateral Agreement

ANNEX 1 To

GUARANTEE AND COLLATERAL AGREEMENT

(U.S. Entities)

FORM OF
ASSUMPTION AGREEMENT

This ASSUMPTION AGREEMENT (the “Assumption Agreement”), dated as of [              ], 20    , is executed and delivered by [                                                            ] (the “Additional Grantor”), in favor of OBSIDIAN AGENCY SERVICES, INC., as Collateral Agent (together with its permitted successors, in such capacity, the “ Collateral Agent”) pursuant to that certain Credit Agreement, dated as of August 6, 2014 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), by and among RIGHTSIDE GROUP, LTD., a Delaware limited liability company (the “U.S. Borrower”), UNITED TLD HOLDCO LTD., an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Cayman Borrower”, and together with the U.S. Borrower, the “Borrowers”), the Lenders and the Collateral Agent, as administrative agent and collateral agent for the Lenders.  All capitalized terms not defined herein shall have the respective meanings ascribed to such terms in such Credit Agreement.

W I T N E S S E T H:

WHEREAS, in connection with the Credit Agreement, the Borrowers and certain of their Affiliates (other than the Additional Grantor) have entered into that certain Guarantee and Collateral Agreement, dated as of August 6, 2014, in favor of the Collateral Agent (the “Guarantee and Collateral Agreement”);

WHEREAS, [                        ] is required, pursuant to Section 5.12 of the Credit Agreement to cause the Additional Grantor to become a party to the Guarantee and Collateral Agreement in order to grant in favor of the Collateral Agent, for its benefit and the benefit of the other Secured Parties, the Liens and security interests therein specified and provide its guarantee of the Obligations as therein contemplated; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1.                                      Guarantee and Collateral Agreement.  By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, (a) hereby becomes a party to the Guarantee and Collateral Agreement as both a “Grantor” and a “Guarantor” thereunder with the same force and effect as if originally named therein as a Grantor and a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor and a Guarantor thereunder, and (b) hereby grants to the Collateral Agent, for its benefit and the benefit of the other Secured Parties, as security for the Secured Obligations, a security interest in all of the Additional Grantor’s right, title and interest in any and to all Collateral of the Additional

Grantor, in each case whether now owned or hereafter acquired or in which the Additional Grantor now has or hereafter acquires an interest and wherever the same may be located, but subject in all respects to the terms, conditions and exclusions set forth in the Guarantee and Collateral Agreement.  The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement (x) that is qualified by materiality is true and correct, and (y) that is not qualified by materiality, is true and correct in all material respects, in each case, on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty was true and correct in all material respects as of such earlier date).

2.                                      Governing Law.  THIS ASSUMPTION AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

3.                                      Loan Document.  This Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

ANNEX 2 TO
GUARANTEE AND COLLATERAL AGREEMENT

FORM OF
DISCLOSURE LETTER SUPPLEMENT

To:                             Obsidian Agency Services, Inc., as Collateral Agent

Re:                             Rightside Group, Ltd.

Date:

Ladies and Gentlemen:

This Disclosure Letter Supplement (this “Disclosure Letter Supplement”) is made and delivered pursuant to [Section 3.3(g)][ Section 8.14] of that certain Guarantee and Collateral Agreement, dated as of August 6, 2014 (as amended, modified, renewed or extended from time to time, the “Guarantee and Collateral Agreement”), among each Grantor party thereto (each a “Grantor” and collectively, the “Grantors”), and Obsidian Agency Services, Inc. (“Collateral Agent”).  All capitalized terms used in this Disclosure Letter Supplement and not otherwise defined herein shall have the meanings assigned to them in either the Guarantee and Collateral Agreement or the Credit Agreement (as defined in the Guarantee and Collateral Agreement), as the context may require.

[The undersigned,                                                        [insert name of Grantor], a                                            [corporation, partnership, limited liability company, etc.], confirms and agrees that all Pledged Collateral of the undersigned, including the property described on the supplemental schedule attached hereto, shall be and become part of the Pledged Collateral and shall secure all Secured Obligations.

Schedule 2 to the Disclosure Letter is hereby amended by adding to such Schedule 2 the information set forth in the supplement attached hereto.]

[The undersigned,                                                        [insert name of Grantor], a                                            [corporation, partnership, limited liability company, etc.], confirms and agrees that the information set forth in the schedules attached hereto is hereby added to the information set forth in the schedules to the Disclosure Letter.  [Schedule[s] [      ]] to the Disclosure Letter [is][are] hereby amended by adding to [each] such Schedule the information set forth in the supplement attached hereto.]

all Pledged Collateral of the undersigned, including the property described on the supplemental schedule attached hereto, shall be and become part of the Pledged Collateral and shall secure all Secured Obligations

This Disclosure Letter Supplement shall constitute a Loan Document under the Credit Agreement.

THIS DISCLOSURE LETTER SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES.

IN WITNESS WHEREOF, the undersigned has executed this Disclosure Letter Supplement, as of the date first above written.

[NAME OF APPLICABLE GRANTOR]

By:

Name:

Title:

[SUPPLEMENT TO ANNEX 2

TO GUARANTEE AND COLLATERAL AGREEMENT]

[SUPPLEMENT TO SCHEDULE 2]

[SUPPLEMENT TO SCHEDULE 1, 2, 3, 4, 5, 6, 7, and 8]